Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-155622
PROSPECTUS

Morgan Stanley
Dividend Reinvestment Plan

36,653,738 Shares
Common Stock

The Dividend Reinvestment Plan (the “Plan”) of Morgan Stanley (“Morgan Stanley” or the “Company”) provides investors who enroll in the Plan (the “Direct Participants”) with a simple and convenient method of investing in the Company and a variety of related services, including the ability to:  (1) reinvest automatically dividends paid on shares of Common Stock of the Company, par value $.01 per share (the “Common Stock”), without paying commissions or brokerage fees; (2) make optional cash investments in Common Stock of up to $40,000 per calendar year, without paying commissions or brokerage fees; (3) transfer without charge Common Stock to the Plan for convenience; and (4) sell through the Plan shares of Common Stock held in their Plan accounts.  The Plan also provides investors who have customer accounts with Morgan Stanley & Co. Incorporated, a registered broker-dealer and a wholly-owned subsidiary of the Company (“MS&Co.”), and who enroll in the Plan through MS&Co. (the “MS&Co. Participants”), with a simple and convenient method to reinvest automatically all dividends paid on shares of Common Stock held in their MS&Co. accounts, without paying commissions or brokerage fees.  The features of the Plan available to MS&Co. Participants are more limited than the features available to Direct Participants.  See “Plan Provisions Solely for MS&Co. Participants” on page 10.

Shares of Common Stock will be purchased under the Plan from newly issued shares, shares held in the treasury of the Company or shares purchased in the open market or by negotiated transactions.  To the extent that shares of Common Stock issued hereunder are authorized but previously unissued shares or treasury shares rather than shares acquired in the open market, the Plan will raise additional capital for the Company.  Your purchase price of newly issued or treasury shares of Common Stock purchased under the Plan beginning on an Investment Date (as hereinafter defined) or the date of payment of a dividend by the Company on its Common Stock (a “Dividend Payment Date”) will be the average of the high and low sales prices of the Common Stock reported on the New York Stock Exchange Composite Tape as published in The Wall Street Journal for the trading day preceding that Investment Date or Dividend Payment Date, respectively.  Your price of shares of Common Stock purchased in the open market or by negotiated transaction will be the weighted average price per share of the aggregate number of shares purchased under the Plan in the open market or by negotiated transaction beginning on the relevant Investment Date or Dividend Payment Date.  The Common Stock is listed on the New York Stock Exchange.  The closing price of the Common Stock on February 18, 2009 on the New York Stock Exchange was $20.18 per share.  The Plan does not represent a statement of dividend policy or a guarantee of future dividends.  Declaration of dividends will be within the discretion of the Company’s Board of Directors and will depend upon various factors, including without limitation the Company’s future earnings and financial condition.

To the extent that the securities law of any jurisdiction requires that an offer be made by a licensed broker-dealer, this offering is deemed to be made on behalf of the Company by MS&Co.

This Prospectus relates to 36,653,738 shares of Common Stock.  Please retain this Prospectus for future reference.

Investing in the Common Stock involves a number of risks. See “Risk Factors” on page 2 before you make your investment decision.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Common Stock offered hereby is not a deposit, savings account or other obligations of a bank or a savings association. The Common Stock is not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

February 19, 2009

You should rely on the information we incorporate by reference or provide in this prospectus. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). You may read and copy any document we file at the Commission’s public reference room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. In addition, the Commission maintains a website that contains reports, proxy statements and other information that we electronically file. The address of the Commission’s website is http://www.sec.gov. You can find information we have filed with the Commission by reference to file number 001-11758.

This prospectus is part of a registration statement we filed with the Commission. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the Commission are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

Our common stock, par value $0.01 per share, is listed on the New York Stock Exchange, Inc. under the symbol “MS.” You may inspect reports, proxy statements and other information concerning us and our consolidated subsidiaries at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The Commission allows us to incorporate by reference much of the information we file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the Commission, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information in the documents or filings that is deemed to have been furnished and not filed) until we complete our offering of the securities to be issued under the registration statement or, if later, the date on which any of our affiliates cease offering and selling these securities:

•	Annual Report on Form 10-K for the fiscal year ended November 30, 2008;

•	Current Reports on Form 8-K filed December 5, 2008, December 17, 2008, December 19, 2008, January 6, 2009, January 16, 2009 and February 11, 2009; and

•
Description of our common stock in our Registration Statement on Form 10 filed with the Commission pursuant to Section 12 of the Exchange Act, on January 15, 1993, as amended by the description contained in the Forms 8 dated February 11, February 21 and February 22, 1993.

You can request a copy of these documents, excluding exhibits not specifically incorporated by reference into these documents, at no cost, by writing or telephoning us at Morgan Stanley, 1585 Broadway, New York, New York  10036, Attention: Investor Relations; telephone number: (212) 761-4000.

THE COMPANY

Morgan Stanley is a global financial services firm that, through its subsidiaries and affiliates, provides its products and services to a large and diversified group of clients and customers, including corporations, governments, financial institutions and individuals. Morgan Stanley was originally incorporated under the laws of the State of Delaware in 1981, and its predecessor companies date back to 1924. Morgan Stanley conducts its business from its headquarters in and around New York City, its regional offices and branches throughout the United States and its principal offices in London, Tokyo, Hong Kong and other world financial centers. Morgan Stanley maintains significant market positions in each of its business segments—Institutional Securities, Global Wealth Management Group and Asset Management.

A summary of the activities of each of the Company’s business segments is as follows:

Institutional Securities includes capital raising; financial advisory services, including advice on mergers and acquisitions, restructurings, real estate and project finance; corporate lending; sales, trading, financing and market-making activities in equity and fixed income securities and related products, including foreign exchange and commodities; benchmark indices and risk management analytics; research; and investment activities.

Global Wealth Management Group provides brokerage and investment advisory services covering various investment alternatives; financial and wealth planning services; annuity and other insurance products; credit and other lending products; cash management services; retirement services; and trust and fiduciary services.

Asset Management provides global asset management products and services in equity, fixed income, alternative investments, which includes hedge funds and funds of funds, and merchant banking, which includes real estate, private equity and infrastructure, to institutional and retail clients through proprietary and third-party distribution channels. Asset Management also engages in investment activities.

Morgan Stanley’s principal executive offices are at 1585 Broadway, New York, New York 10036, and its telephone number is (212) 761-4000.

RISK FACTORS

Investing in the Common Stock involves risk. See the risk factors described in our Annual Report on Form 10−K for the fiscal year ended November 30, 2008, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. These risks could materially affect our business, results of operations or financial condition and cause the value of the Common Stock to decline. You could lose all or part of your investment.

USE OF PROCEEDS

The Company has no basis for estimating precisely either the number of, or the prices at which, original issue and treasury shares of Common Stock ultimately may be sold pursuant to the Plan.  The Company proposes to use the net proceeds from the sale of original issue and treasury shares pursuant to the Plan, if any, when and as received, for working capital and for general corporate purposes.

DIVIDEND REINVESTMENT PLAN

Purpose

The Company has designed the Plan to provide eligible shareholders with a simple and convenient method of purchasing shares of Common Stock and reinvesting all or a portion of their cash dividends in additional shares of Common Stock.  The Plan is primarily for the benefit of long-term investors.  The Company reserves the right to terminate or deny enrollment or reenrollment of any shareholder who the Company determines is using the Plan for purposes inconsistent with the intended purposes of the Plan or in a manner deemed by the Company not to be in the best interests of the Company’s shareholders generally.

Summary of Certain Advantages

The following is a summary of certain advantages of the Plan, which is described in greater detail below.

•	Direct Participants may automatically reinvest all, a specified portion (in 25% increments) or none of their cash dividends in Common Stock.

•	Direct Participants may acquire additional shares at any time by making optional cash investments of a minimum of $100 and a maximum of $40,000 per calendar year.

•	Common Stock held in registered form may be transferred to the Plan without Plan-imposed cost.

•	Direct Participants may transfer, at no cost, all or a portion of the shares in their Plan account.

•	Direct Participants may transfer their shares electronically to their stockbroker through the Direct Registration System.

•	Direct Participants receive periodic statements indicating their current activity and a year-end statement summarizing all account activity during the calendar year.

•	Shares of Common Stock purchased upon reinvestment of cash dividends under the Plan are credited promptly after the Dividend Payment Date.

•	Dividends are calculated on all full and fractional shares in the Plan.

Summary of Certain Disadvantages

The following is a summary of certain disadvantages of the Plan, which is described in greater detail below.

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Direct Participants have no control over the time or price at which Common Stock is purchased or sold for their accounts, and MS&Co. Participants have no control over the time or price at which cash dividends on Common Stock are used to purchase Common Stock for their accounts, and in connection with such purchases and sales participants may bear the market risk of fluctuations in the price of Common Stock for a longer period of time than in the case of typical secondary market transactions.

•	No interest will be paid on dividends or other amounts pending investment under the Plan.

•
Optional cash investments, as well as refund requests related thereto, must be received not less than five business days prior to an Investment Date (as defined below under “Optional Cash Investments”) in order to be invested beginning on such Investment Date and honored, respectively.

•
Direct Participants will not be able to determine the actual number of shares purchased for their accounts until receipt of Plan statements unless they earlier telephone the Record Keeper (as defined below under “Administration”) for such information.

•	Direct Participants may not pledge or assign shares held in the Plan.

•
MS&Co. Participants must participate with respect to all shares of Common Stock held in their MS&Co. account.  MS&Co. Participants may not reinvest less than all their cash dividends in Common Stock, may not make optional cash investments under the Plan, and must pay standard brokerage commissions and fees in connection with the sale of shares of Common Stock.  Plan activity for MS&Co. Participants will not be reported on Plan statements, but on customary MS&Co. confirmations and statements.  For more complete information, see “Plan Provisions Solely for MS&Co. Participants” on page 10.

THE FEATURES OF THE PLAN AVAILABLE TO MS&CO. PARTICIPANTS ARE MORE LIMITED THAN THOSE AVAILABLE TO DIRECT PARTICIPANTS.  MS&CO. PARTICIPANTS SHOULD REFER TO “PLAN PROVISIONS SOLELY FOR MS&CO. PARTICIPANTS” ON PAGE 10 FOR INFORMATION ON THE SPECIAL PROVISIONS APPLICABLE TO THEM.

Administration

The Plan is administered by BNY Mellon Shareowner Services (the “Record Keeper’).  The Record Keeper also presently serves as transfer agent and dividend paying agent for the Company and may have other business relationships with the Company from time to time.  The Record Keeper will perform various tasks related to administration of the Plan on behalf of the Company, including without limitation keeping records, sending statements of account activity, and processing cash, securities and orders received.  The Company will pay all administrative costs and expenses of the Plan.

The Company has appointed The Bank of New York Mellon (the “Independent Agent”) to purchase all shares of Common Stock acquired under the Plan.  Such purchases will not be effected by or through an affiliate of the Company, and none of the Company, the Record Keeper nor any other affiliate of the Company will have any authority or power to direct the time or price at which shares may be purchased, the markets on which the shares are purchased, or the selection of the broker or dealer through or from whom purchases may be made.  The Independent Agent will also sell all shares of Common Stock sold under the Plan by Direct Participants.  Such sales will not be effected by or through an affiliate of the Company, and none of the Company, the Record Keeper nor any other affiliate of the Company will have any authority or power to direct the time or price at which shares may he sold, the markets on which such shares are sold, or the selection of the broker or dealer through or to whom such sales may be made.

All questions, correspondence and notices regarding the Plan should be directed to the Record Keeper.  The address and phone numbers of the Record Keeper are as follows:

The Bank of New York Mellon
c/o BNY Mellon Shareowner Services
P.O. Box 358035
Pittsburgh, PA 15252-8035
Telephone Number: 1-800-622-2393
International Telephone Inquiries: 1-201-680-6578
TDD: 1-800-231-5469

You should include in all correspondence your Plan account number, Investor ID, and telephone number where you may be contacted.

Enrollment

There are two ways to enroll in the Plan.

1.           Shareholder of Record.  If you are presently a shareholder of record (your shares of Common Stock are registered in your name and not in the name of a broker-dealer or other third party nominee) you may enroll at any time by completing, signing and returning an enrollment form (the “Direct Enrollment Form”) to the Record Keeper.  A Direct Enrollment Form is enclosed with this Prospectus and additional Direct Enrollment Forms may be obtained upon request from the Record Keeper.

2.           Beneficial Owner.  If you are presently a beneficial owner whose shares of Common Stock are registered in any name other than your own or MS&Co. (e.g., in a broker’s “street name” or in the name of a bank or other nominee), you must become a shareholder of record by having shares transferred into your own name.  You may then enroll with respect to the shares you transferred into your own name by completing, signing and returning a Direct Enrollment Form to the Record Keeper.  Beneficial owners who have customer accounts with MS&Co. may enroll in the Plan directly by becoming a shareholder of record as described above or may enroll in the Plan through MS&Co.  See “Plan Provisions Solely for MS&Co. Participants—Enrollment” on page 10.

When shares are in more than one name, or the Plan account will be in more than one name (joint tenants, trustees, etc.), all shareholders and/or Plan participants must sign the Direct Enrollment Form.  The Company reserves the right to limit or combine Plan accounts with identical taxpayer identification numbers and registrations.  All requests for enrollment are subject to acceptance by the Record Keeper.

Optional Cash Investments

Once you enroll in the Plan, you may make additional Common Stock purchases using the Plan’s optional cash investment feature.  You are not required to send the same amount of money for each optional investment and there is no obligation to continue to make optional cash investments.  The only restriction that applies to these investments is that they be made in amounts of not less than $100 each or more than $40,000 per calendar year.  Optional cash investments should be delivered to the Record Keeper, and will be invested in Common Stock beginning on the next Investment Date, provided that the funds are received not less than five business days prior to such Investment Date.  The Plan’s Investment Dates are the first business day and the 15th day (or next business day) of each month.

The Company will not pay interest on any funds for optional cash investments received under the Plan, and no funds earn dividends prior to their investment in Common Stock.  Therefore, it is to your benefit to deliver any funds so that they are received shortly, but not less than five business days, before an Investment Date.  Any funds for cash investments not invested in Common Stock within 35 days after receipt will be promptly returned to you.

All optional cash investments must be made by electronic funds transfer, if then available, in accordance with the Record Keeper’s instructions, or by check or money order for U.S. dollars drawn on a U.S. bank payable to “Morgan Stanley,” and are subject to collection by the Record Keeper of the full face value in U.S. funds.  Promptly after receipt of your optional cash investment, the Record Keeper will send you a written acknowledgment of receipt.  Upon written request received by the Record Keeper at least two business days prior to the Investment Date on which such amounts are to be invested, the Record Keeper will refund any optional cash investment within three weeks.

Dividend Reinvestment

You may elect to reinvest all, a portion (in increments of 25%) or none of the cash dividends received on all your shares of Common Stock, whether held in registered form or in your Plan account.  Direct Participants electing partial reinvestment of cash dividends must designate the percentage of the cash dividends that they want to reinvest in Common Stock; remaining cash dividends will be paid in cash.  If you have specified partial reinvestment, that portion of a dividend payment not being reinvested will be sent to you by check or by electronic funds transfer, if then available.  If you fail to specify whether you elect to reinvest all, a portion or none of your cash dividends, you shall be deemed to have elected to reinvest all of said dividends, until you instruct the Record Keeper to the contrary.

You may cease reinvesting your dividends and elect to receive your dividends in cash.  If so, you may continue to buy shares with optional cash investments.

The Independent Agent shall, after the deduction of withholding taxes, if any, utilize cash dividends being reinvested by you to purchase Common Stock beginning on the Dividend Payment Date.  Dividend payments not invested in Common Stock within thirty days after the Dividend Payment Date will be promptly sent to you.  You will not be entitled to interest on dividends pending their reinvestment in Common Stock.  Dividend reinvestment on your behalf will commence with the first dividend you are entitled to receive following your enrollment so long as your enrollment is accepted not less than five business days before the Dividend Payment Date.  If your enrollment is accepted less than five business days before a Dividend Payment Date, dividend reinvestment on your behalf will commence with the next succeeding dividend.

Dividends are calculated on all full and fractional shares of Common Stock in your account.  The Company publicly announces its dividend amount on a regular basis, which has historically been on a quarterly basis. The record date is usually about three weeks prior to the Dividend Payment Date.

Purchase of Shares by the Plan

The Independent Agent may purchase shares for the Plan on such terms relating to price, delivery and other matters as it may determine, and except as determined from time to time by the Company, may make such purchases from the Company, to the extent the Company makes such shares available, on any securities exchange where the Common Stock is traded, in the over-the-counter market or by negotiated transactions.  The Company will not sell any share of authorized but unissued Common Stock to the Independent Agent under the Plan for less than par value.  Pending investment pursuant to the Plan, your funds may be kept in an escrow account or at the Independent Agent and may be commingled with the funds of other Plan participants for the purpose of executing purchase transactions.  Your dividend and voting rights will commence upon settlement.  You pay no brokerage commissions or fees for shares acquired under the Plan.

Purchases of shares under the Plan will be made beginning on the relevant Investment Date or the relevant Dividend Payment Date.  If shares are purchased from the Company, the price you pay for shares under the Plan will be the average of the high and low sales prices of the Common Stock reported on the New York Stock Exchange Composite Tape for the trading day preceding the Investment Date or Dividend Payment Date, as the case may be, except that if no trading is reported for such trading day, the purchase price shall be determined by the Company on the basis of such market quotations as it deems appropriate.  If shares are purchased in the open market or by negotiated transactions, the price you pay for shares under the Plan will be the weighted average price per share of all shares purchased by the Independent Agent under the Plan in the open market or by negotiated transaction for the relevant Investment Date or Dividend Payment Date.  The number of shares (including any fraction of a share rounded to four decimal places) of Common Stock credited to your account with respect to any Investment Date or Dividend Payment Date will be determined by dividing the total amount invested on your behalf by the relevant purchase price per share.

Transfers to the Plan

For your convenience, you may transfer to the Plan, without a Plan-imposed charge, shares you hold in registered form.  Such shares will be transferred to the Independent Agent or its nominee and will be reflected on the Plan records in your account.  Once transferred to the Plan, such shares will be subject to the terms and conditions of, and entitled to the advantages of, the Plan.

Account Maintenance

There are presently no fees on Plan accounts for Direct Participants.  The Company reserves the right in the exercise of its discretion to impose annual account maintenance fees on any account of any Direct Participant holding less than 50 shares of Common Stock or to sell all shares held in any such account and remit the cash proceeds to such Direct Participant.

Discounts

The Company is currently not offering any discount for shares purchased through optional cash investments or dividend reinvestments but may upon notice to you offer a discount on shares purchased through optional cash investments or dividend reinvestments.  Any discount, if offered, may be withdrawn at any time after notice to you.

Stock Certificates

Effective September 3, 2007, the Board of Directors of the Company approved the decertification of the Company’s common stock and amendment of the Company’s Bylaws in connection with the decertification.  As a result, the Company will no longer issue stock certificates.  However, Participants whose shares are uncertificated will have all of the same rights as Participants who were previously issued stock certificates and whose shares continue to be represented by certificates.

Sales of Shares

You can sell all or part of the shares in your Plan account upon written instructions to the Record Keeper signed by you.  You may sell only whole shares, not fractional shares, if the sale is for less than all of the shares in your Plan account.  You cannot, however, sell through the Plan any shares you hold in registered form unless you transfer such shares to the Plan (see “Transfers to the Plan” on page 6).  The Record Keeper will pay cash to you on sales of fractional shares in an amount determined in the same manner as provided with respect to the sale of full shares.

When you sell your shares, the price per share that you receive will be the average price of all shares sold by the Independent Agent on that day.  Shares sold to the Company shall be deemed to have been sold at the average of the high and low sales prices of the Common Stock reported on the New York Stock Exchange Composite Tape for the sale date, except that if no trading is reported for such trading day, the sale price shall be determined by the Company on the basis of such market quotations as it deems appropriate.  Your proportionate share of the brokerage commissions, if any, incurred by the Independent Agent, transfer and withholding taxes, if any, and a service charge for each transaction of $5.00 will be deducted from the sale proceeds, except that if the Independent Agent sells your shares to the Company, you will not pay brokerage commissions.

Sales will be made as soon as practical after receipt of sale instructions and will generally be made at least once per week in the open market at prevailing market prices.  If you have elected to reinvest dividends, you deliver instructions to sell less than all your shares and your instructions are received after a dividend record date but before the relevant Dividend Payment Date, the sale will be processed as described above and the dividend will be reinvested in accordance with your election.  If you have elected to reinvest dividends, you deliver instructions to sell all your shares and your instructions are received after a dividend record date and not less than five days before the relevant Dividend Payment Date, the sale will be processed as described above and a separate dividend payment will be sent to you after the Dividend Payment Date.  However, if your instructions are received five days or less before the relevant Dividend Payment Date, the sale will be processed as described above and your dividend will be reinvested in accordance with your election.

Alternatively, you may choose to sell your shares through a stockbroker of your choice, in which case you would request that the Record Keeper electronically transfer your shares to your stockbroker through the Direct Registration System.

Transfers of Shares Held in the Plan

You may transfer ownership of all or part of the shares in your Plan account through a gift, a private sale or otherwise by mailing to the Record Keeper a properly executed Stock Assignment Form (which you can obtain from the Record Keeper or a financial institution), a medallion signature guarantee and a letter of instruction.  Unless you instruct the Record Keeper to the contrary, all transfers will be effected by establishing a Plan account for the transferee, if necessary, and then reducing your Plan account balance and increasing the transferee’s Plan account balance, in each case by the amount of shares transferred.  Accordingly, unless you instruct the Record Keeper to the contrary, all shares so transferred will automatically be in the Plan and 100% of the transferee’s cash dividends will be reinvested in Common Stock.

Reports to Participants

After each Dividend Payment Date, the Record Keeper will furnish to you a statement showing transactions for your account during the previous quarterly period, a year-to-date summary for the calendar year, the number of shares of Common Stock credited to your account and other account information.  You will also receive a year-end statement summarizing all account activity during the calendar year.  These statements are your record of the costs of your purchases and sales and should be retained for income tax purposes.  You will also receive written acknowledgments in connection with new enrollments or changes in dividend reinvestment elections and receipts of cash for optional cash investments.

You will receive copies of all communications sent to holders of Common Stock.  This may include quarterly or annual reports to shareholders, proxy material and Internal Revenue Service information.  All account statements, confirmations, notices and other communications will be sent to the address of record for your account, so it is important to keep your address current.

Changing Plan Elections

You may change your Plan elections from time to time by submitting a new election to the Record Keeper using the appropriate form, which will be available upon request from the Record Keeper.  Changes in elections will be effective upon receipt by the Record Keeper, except that changes shall not be effective as to any dividend unless received by the Record Keeper not less than five business days before the next Dividend Payment Date.  The Record Keeper will accept notice only from you or from a person duly authorized in writing to act on your behalf.

Withdrawal

You may withdraw from the Plan at any time upon written notice to the Record Keeper or the Independent Agent.  Any notice of withdrawal received less than five business days prior to a Dividend Payment Date will not be effective until dividends have been invested and the shares purchased credited to your Plan account.  You must instruct the Record Keeper to sell your shares or electronically transfer your shares to your stockbroker.  If you have instructed the Record Keeper to sell any of the shares in your Plan account, the cash proceeds of such shares (after deducting your prorated share of brokerage commissions, transfer and withholding taxes and service charge, described under “Sales of Shares” on page 7) will be distributed to you.  Any fractional shares will be sold or converted to cash at the current market value.  In addition, any uninvested funds for optional cash investments credited to your account will be distributed to you in cash. After you withdraw from the Plan, cash dividends payable on Common Stock you own will be paid to you in cash unless you subsequently rejoin the Plan.

Automatic Termination

Your enrollment in the Plan may be automatically terminated if you are no longer the shareholder of record of any Common Stock and your Plan account balance totals less than one full share of Common Stock. Upon automatic termination, you will receive the cash proceeds from the sale of any fractional share, less any brokerage commissions or fees and transfer and withholding taxes.

Tax Consequences of Plan Participation

Generally, for federal income tax purposes, the amount of cash dividends paid by the Company is considered taxable income, even though reinvested under the Plan.  The information return sent by the Record Keeper (or MS&Co., if you are a MS&Co. Participant) to you and the Internal Revenue Service at year end will show as dividend income the full amount of dividends reinvested under the Plan, as well as cash dividends paid directly to you, if any.  Generally, for federal income tax purposes, the cost basis of shares of Common Stock acquired through the Plan for any given Investment Date or Dividend Payment Date will be determined by dividing the total of the dividends reinvested (net of taxes withheld, if any) and your optional cash payments, if any, by the number of shares of Common Stock, including fractional shares, if any, acquired on your behalf by the Independent Agent for that Dividend Payment Date or Investment Date.

In connection with any open market or privately negotiated purchases of the Common Stock, whether in connection with a dividend reinvestment or an optional cash investment, brokerage commissions paid by the Company on your behalf are to be treated as distributions to you subject to federal income tax in the same manner as dividends.  The amounts paid for brokerage commissions are, however, includable in the cost bases of shares purchased.  The information returns sent by the Record Keeper (or MS&Co., if you are a MS&Co. Participant) to you and the Internal Revenue Service at year end will show such amounts paid on your behalf.

In the event the Company offers discounts on Common Stock purchased under the Plan, the amount of such discounts will be treated as a distribution subject to federal income tax in the same manner as dividends, will also be includable in the cost bases of shares purchased, and such discount amounts will be included in the information returns sent to you by the Record Keeper (or MS&Co., if you are a MS&Co. Participant).  In the case of shareholders whose dividends are subject to United States federal income tax withholding or backup withholding, the Independent Agent will reinvest dividends less the amount of tax required to be withheld.

The sale of shares through the Plan will be reported by the Record Keeper (or MS&Co., if you are a MS&Co. Participant) to the Internal Revenue Service and you on Form 1099-B.

The foregoing is not intended to be an exhaustive treatment of the federal income tax consequences of participating in the Plan.  You should consult with your own tax advisor for advice applicable to your particular situation, especially with respect to any state, local or foreign income tax issues.

Stock Splits, Stock Dividends and Rights Offerings

Any shares of Common Stock distributed as a result of a stock dividend or stock split by the Company on shares registered in your name and shares credited to your Plan account will be credited to your Plan account.  In the event that the Company makes available to its holders of Common Stock rights to subscribe to additional shares of Common Stock or other securities, you will receive rights based upon the total number of whole shares of Common Stock credited to your account.

Voting

For each meeting of stockholders of the Company, you will receive proxy materials that will enable you to vote both the shares held by you directly and shares credited to your Plan account.  Shares credited to your Plan account on the record date will be voted in accordance with your instructions.  Shares for which instructions are not received will not be voted.

Limitation

Neither the Company nor the Record Keeper nor MS&Co. nor the Independent Agent shall have any responsibility under the Plan beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan, nor shall they have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.  Neither the Company nor the Record Keeper nor MS&Co. nor the Independent Agent shall be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability (a) with respect to the prices at which shares are purchased or sold for your account and the times when such purchases or sales are made, (b) for any fluctuation in the market value of Common Stock after purchase or sale of shares, or (c) for continuation of your account until receipt by the Company of written notice of termination or written evidence of your death.  The Company does not guarantee it will pay dividends in the future.  Neither the Company nor the Record Keeper nor MS&Co. nor the Independent Agent can assure you of a profit or protect you against a loss on shares purchased under the Plan.  However, nothing in the Plan affects your right to bring a cause of action based on alleged violations of federal securities laws.

Plan Amendments

THE COMPANY RESERVES THE RIGHT AT ANY TIME TO AMEND, MODIFY, SUSPEND OR TERMINATE THE PLAN, OR ANY PROVISION THEREOF, BUT SUCH ACTION SHALL HAVE NO RETROACTIVE EFFECT THAT WOULD PREJUDICE THE INTEREST OF ANY PLAN PARTICIPANTS.

Interpretation

The Company interprets and regulates the Plan, and any determinations made by the Company will be final.  The Company may adopt rules and regulations to facilitate administration of the Plan.  The terms and conditions of the Plan and its operation are governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction.

Plan Provisions Solely for MS&Co. Participants

The following Plan provisions are applicable solely to MS&Co. Participants and are not applicable to Direct Participants.  For MS&Co. Participants, these provisions apply to the extent that they are inconsistent with the other provisions of the Plan in this Prospectus.  In addition, the other provisions of the Plan in this Prospectus are applicable to MS&Co. Participants except to the extent they are inconsistent with the provisions described in this “Plan Provisions Solely for MS&Co. Participants.” MS&Co. Participants should review the other provisions of the Plan in this Prospectus for a more complete description of the Plan as it applies to them.  All references to “you” in this “Plan Provisions Solely for MS&Co. Participants” are references solely to MS&Co. Participants.

Administration

MS&Co. will administer certain aspects of the Plan with respect to you, including without limitation keeping account records, mailing statements of account activity, and processing dividends and securities.

MS&Co. has made arrangements with the Record Keeper to accept dividend reinvestment instructions on behalf of MS&Co. Participants from The Depository Trust Company (“DTC”), on a per dividend basis, for a portion of DTC’s record date holdings not subject to the 25% minimum reinvestment provision of the Plan.  All shares of Common Stock purchased pursuant to the instructions received from DTC under this arrangement will be deposited by the Independent Agent with DTC for the account of MS&Co. on behalf of the MS&Co. Participants.  Sales of Common Stock on your behalf will be made not by the Independent Agent but through MS&Co. solely in accordance with your instructions.

All your general questions regarding the Plan should be directed to the Record Keeper.  Correspondence, notices and questions regarding your specific account should be directed to your MS&Co. account executive.

Enrollment

Owners of Common Stock who hold their shares through MS&Co. may enroll by completing and returning to MS&Co. a form for purposes of becoming a MS&Co. Participant in the Plan (the “MS&Co. Form”).  A MS&Co. Form is enclosed with this Prospectus and additional MS&Co. Forms may be obtained upon request from the Record Keeper.  MS&Co. will enroll in the Plan on behalf of any individual so enrolling and each such person will be a “MS&Co. Participant,” entitled to participate in the Plan only in accordance with the terms and conditions applicable to MS&Co. Participants.  The features of the Plan available to MS&Co. Participants are more limited than the features of the Plan available to Direct Participants.  In addition, persons electing to participate in the Plan as MS&Co. Participants may do so only if they participate with respect to all shares of Common Stock held in their MS&Co. accounts.

When shares are in more than one name, all such shareholders must sign the MS&Co. Form.  All requests for enrollment are subject to acceptance by MS&Co.

Optional Cash Investment

You may not make optional cash investments.

Dividend Reinvestment

You may only elect to reinvest all of the cash dividends received on all shares of Common Stock in your MS&Co. account.

Transfers to the Plan

If you transfer all your shares of Common Stock from your MS&Co. account to the Plan, you will upon completion of such transfer be considered a Direct Participant in the Plan, not a MS&Co. Participant.  You will then be entitled to participate in the Plan only in accordance with the terms and conditions applicable to Direct Participants.

Account Maintenance

You are subject to customary applicable MS&Co. fees in effect from time to time in connection with your MS&Co. account.  At the present time there are no fees imposed on MS&Co. Participants for participating in the Plan.  MS&Co. reserves the right in the exercise of its discretion to impose a fee on any MS&Co. Participant for participating in the Plan.

Sales of Shares

You can sell all or part of your shares of Common Stock upon instructions to MS&Co. in accordance with MS&Co. policies and procedures then in effect.  You may only sell whole shares, not fractional shares.  If the sale is for all of the shares of Common Stock in your account, MS&Co. will pay cash to you for your fractional shares in an amount determined in the same manner as provided with respect to the sale of full shares.

When you sell your shares, even if such shares are sold to the Company, you will receive the actual proceeds of sale, less MS&Co.’s standard brokerage commission and fees and any withholding taxes.  You will not incur a Plan-imposed service charge in connection with such sale.

Sales for you will be made in accordance with MS&Co.’s policies and procedures then in effect for the sale of shares from customer accounts and solely in accordance with your instructions, except that if you have elected to reinvest dividends and your instructions to such shares are received after a dividend record date but before the relevant Dividend Payment Date, the sale will be processed as described above and the dividend will be reinvested in accordance with your election.

Transfer of Shares

If you transfer any shares of Common Stock from your MS&Co. account, such transferred shares shall immediately cease to be in the Plan.

Reports to Participants

You do not receive separate Plan statements from the Record Keeper or MS&Co. but receive customary confirmations and statements from MS&Co. reflecting activity relating to the Plan, including reinvestment of dividends.  Confirmations with respect to dividend reinvestment shall be sent after allocation of the shares of Common Stock to MS&Co.’s account at DTC and will include the reinvestment date, the number of shares of Common Stock purchased (including fractional shares, if any) and the dollar amount of the cash dividend reinvested on your behalf.  These statements and confirmations are your record of the cost of your purchases and should be retained for income tax purposes.

Changing Plan Elections

Your only election as a MS&Co. Participant is to participate or not to participate in the Plan.

Withdrawal

You may withdraw from the Plan at any time upon written notice to the Independent Agent, upon notice to MS&Co. in accordance with MS&Co.’s policies and procedures then in effect or automatically by selling all the shares of Common Stock held in your MS&Co. account.  Any notice of withdrawal, other than by the sale of all shares of Common Stock held in your MS&Co. account, received less than five business days prior to a Dividend Payment Date will not be effective until dividends have been invested and the shares purchased credited to your MS&Co. account.  Within thirty days after receipt of effective notice of withdrawal from you other than the sale of all shares of Common Stock held in your MS&Co. account, MS&Co. will send you written acknowledgment of your withdrawal.  Upon your withdrawal from the Plan other than by the sale of all shares of Common Stock held in your MS&Co. account, your shares will remain in your MS&Co. account in accordance with its terms and conditions.  If you withdraw from the Plan by selling all the shares of Common Stock held in your MS&Co. account, your withdrawal will be treated as a sale of shares under the Plan.  (See “Plan Provisions Solely for MS&Co. Participants—Sales of Shares” on page 11.  After you withdraw from the Plan, cash dividends payable on Common Stock held in your MS&Co. account will be paid to you in cash in accordance with normal procedures or, if applicable, invested in accordance with your instructions with respect to your account.  Alternatively, you may choose to sell your shares through a stockbroker of your choice, in which case you may request that the Record Keeper electronically transfer your shares to your stockbroker through the Direct Registration System.

Automatic Termination

Your enrollment in the Plan may be automatically terminated if your MS&Co. account contains less than one full share of Common Stock.

Stock Splits Stock Dividends and Right Offerings

Any shares of Common Stock distributed as a result of a stock dividend or stock split by the Company on shares of Common Stock held in your MS&Co. account will be credited to your MS&Co. account.  In the event that the Company makes available to its holders of Common Stock rights to subscribe to additional shares of Common Stock or other securities, MS&Co. will make the same available to you.

Voting

For each meeting of shareholders of the Company, you will receive proxy materials that will enable you to vote the shares in your MS&Co. account.  Shares in your account on the record date will be voted in accordance with your instructions, and if timely instructions are not received, in accordance with applicable rules.

PLAN OF DISTRIBUTION

The Common Stock being offered hereby is offered pursuant to the Plan, which provides for the purchase by the Independent Agent of Common Stock, either newly issued or held in treasury, directly from the Company, or at the Company’s option in the open market or by negotiated transactions.  As of the date of this Prospectus, shares of Common Stock purchased under the Plan are being purchased in the open market.  The primary consideration in determining the source of shares to be used for purchases under the Plan is expected to be the Company’s need to increase equity capital.  If the Company does not need to increase equity capital, shares purchased under the Plan generally will not be purchased from the Company.

MS&Co. is a wholly-owned subsidiary of the Company.  The Common Stock offered hereby will be offered in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc. regarding the distribution of securities of affiliates.

Direct Participants and MS&Co. Participants will not be charged any brokerage commissions in connection with (i) the reinvestment of dividends into the Common Stock, (ii) the optional cash investments in the Common Stock described herein or (iii) the transfer of Common Stock to the Plan.  Direct Participants and MS&Co. Participants will be charged brokerage commissions, as described herein, upon the sale of Common Stock held in the Plan.

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Sidley Austin llp, New York, New York.

EXPERTS

The consolidated financial statements, related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting of the Company and its subsidiaries incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which (1) reports on the consolidated financial statements and financial statement schedule express an unqualified opinion and include an explanatory paragraph, in fiscal 2007, concerning the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement” and Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities–Including an amendment of FASB Statement No. 115” and, an explanatory paragraph, in fiscal 2007, concerning the adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” and, an explanatory paragraph, in fiscal 2008, concerning the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” and (2) report on the effectiveness of the Company’s internal control over financial reporting as of November 30, 2008 expresses an unqualified opinion) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.